Exhibit 10.7

AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

by and among

Empire State Realty OP, L.P.,

Empire State Realty Trust, Inc.

and

the entities affiliated with the Helmsley Estate listed on the signature pages hereto

Dated and effective as of November 28, 2011 and amended

and restated as of July 2, 2012

Section 5.13	No Personal Liability Conferred	26
Section 5.14	Changes to Form Agreements	26
Section 5.15	Further Assurances	27
Section 5.16	Reliance	27
Section 5.17	Survival	27
Section 5.18	Equitable Remedies; Limitation on Damages	27

EXHIBITS

A Helmsley Entities, REIT Contributing Entities and Participation Interests

B Articles

C Form of Registration Rights Agreement

D Form of Lock-Up Agreement

SCHEDULES

Schedule 1 Transaction Documents

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as of November 28, 2011 (the “Effective Date”) and amended and restated as of July 2, 2012 by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”), the entities affiliated with the Helmsley Estate (defined below) set forth on Exhibit A (individually, a “Helmsley Entity” and collectively, the “Helmsley Entities”), The Leona M. and Harry B. Helmsley Charitable Trust (the “Contributing Trust”), and the Estate of Leona M. Helmsley (the “Helmsley Estate”). Terms used but not defined shall have the meanings ascribed to them in Section 5.1.

RECITALS

A. WHEREAS, in conjunction with the Company’s formation transactions and the initial public offering of the Company (the “IPO”), the Company desires, among other things, (1) to consolidate (a) the ownership of the Participation Interests held by the Participants in 23 limited liability companies and limited partnerships (the “REIT Contributing Entities”) which own fee, ground leasehold interests or operating leasehold interests in the 18 real properties and the two acres of vacant land as described in each REIT Contributing Entity’s Consent Solicitation Statement/Offering Memorandum or the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4, as applicable (each, a “Consent Solicitation”) and (b) Malkin Holdings LLC, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (the “Management Companies”) and (2) to have an option (the “Option Transaction”) to acquire the interests owned by three limited liability companies (the “Optional Contributing Entities”) which may be exercised upon the final resolution of certain ongoing litigation with respect to the real properties owned by such companies. Such consolidations into the Company and/or the Operating Partnership will be completed immediately prior to or concurrently with the completion of the IPO (as more particularly described below and in the Consent Solicitations (collectively, the “Consolidation Transaction”) pursuant to various contribution agreements (the “Contribution Agreements”) by and among the Company, the Operating Partnership and the applicable REIT Contributing Entity, and merger agreements by and among the Company, the Operating Partnership and the applicable Management Company.

B. WHEREAS, the Consolidation Transaction and the Option Transaction will entail, among other things, a series of transactions, pursuant to which the REIT Contributing Entities, the Optional Contributing Entities (if the Company exercises the related option) and/or their Participants, and the equity holders of the Management Companies, will receive, as applicable, units of limited partnership interest (the “OP Units”) to be issued by the Operating Partnership, shares of Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”), to be issued by the Company, shares of Class B Common Stock of the Company, par value $0.01 per share (together with the Class A Common Stock, the “Common Stock”), to be issued by the Company and/or cash (subject to a cap), which (to the extent received by the REIT Contributing Entities and not directly by the Participants or equity holders, as the case may be, therein) will each be distributed to the Participants or equity holders, as the case may be, therein. The holder of a Participation Interest in a REIT Contributing Entity, as applicable, is referred to individually as a “Participant” and collectively as the “Participants.”

C. WHEREAS, the Helmsley Entities hold the Participation Interests in the REIT Contributing Entities as set forth on Exhibit A, and each Helmsley Entity desires to consent to the Consolidation Transaction in respect of the applicable REIT Contributing Entity in which such Helmsley Entity holds Participation Interests on the Effective Date prior to the mailing of the Consent Solicitations.

D. WHEREAS, prior to the Consolidation Transaction, (1) Supervisory Management Corp. shall transfer its Participation Interests as set forth on Exhibit A to a newly formed single purpose Delaware limited liability company (“Supervisory LLC” which, for purposes of this Agreement shall constitute a Contributed Helmsley Entity (as defined below), and (2) the Helmsley Estate expects to cause the transfer of Supervisory LLC and the entities set forth on Exhibit A and identified as Helmsley Entities (LLCs) (excluding LMH Equities LLC, which shall transfer its Participation Interests as set forth on Exhibit A to LMH 1350 LLC prior to such time, and together with Supervisory LLC, the “Contributed Helmsley Entities”) to the Contributing Trust such that, prior to the Closing, the Contributed Helmsley Entities are expected to be wholly-owned Subsidiaries of the Contributing Trust.

E. WHEREAS, at the Closing, the Contributing Trust (or, to the extent the applicable Contributed Helmsley Entity is not so transferred to the Contributing Trust, the Helmsley Estate) desires to transfer all of the equity interests in the Contributed Helmsley Entities, and Foundation desires to transfer its Participation Interests as set forth on Exhibit A (such equity interests and such Participation Interests to be so transferred collectively, the “Contributed Interests”), directly to the Operating Partnership or a Subsidiary thereof for cash, OP Units and/or Class A Common Stock and/or Class B Common Stock (in an amount that will not exceed 2.048% of the OP Units issued to the Contributors) in lieu of the process described in Recital B above (the “Contributions”), and the Charitable Entities (and, to the extent set forth herein, the Helmsley Estate) desire to receive the benefit of any transfer tax savings to the Operating Partnership or such Subsidiary thereof resulting from such transfers to the Operating Partnership or a Subsidiary thereof pursuant to the structure described in this Recital E.

F. WHEREAS, this Agreement was executed on November 28, 2011 and is effective as of such date (and all representations, warranties and covenants are, and shall remain, made as of such date) and the parties hereto desire to amend and restate this Agreement as of July 2, 2012.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of Contributed Interests. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributors shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept, all right, title and interest held by the applicable Contributor in the Contributed Interests (other than Excluded Assets) directly, free and clear of all Liens.

Section 1.2 Designation of Assignee. The Operating Partnership reserves the right, by written notice to the Contributors, to reallocate any of the Contributed Interests slated for acquisition by the Operating Partnership pursuant to this Agreement, such that the Contributed Interests will instead be contributed to and acquired by the Company or any Subsidiary of the Company or the Operating Partnership; provided that such reallocation does not adversely affect the Tax treatment of the Contributions contemplated herein.

Section 1.3 Consideration.

(a) At the Closing, the Operating Partnership shall, in exchange for the transfer of the Contributed Interests, (i) pay to the applicable Contributor or its designee in cash, to the extent cash is payable to such Contributor in respect of the exercise by the applicable Helmsley Entity of the cash election as described in the Consent Solicitation, with the balance in Class A Common Stock (up to the number of shares of Class A common stock that together with the Class B common stock to be issued to the Contributor will not exceed the “Aggregate Stock Ownership Limit” (as such term is defined in the Articles)) and the remainder in OP Units and Class B common stock, up the maximum number of Class B common stock issuable to the Contributor) equal to, as applicable, each Contributed Helmsley Entity’s and the Foundation’s portion (based on percentage ownership) of the “Value” of the respective REIT Contributing Entity (as will be determined in accordance with such REIT Contributing Entity’s Contribution Agreement, its Organizational Documents and its Consent Solicitation), and (ii) pay to the applicable Contributor an amount equal to the New York City real property transfer tax that would be payable with respect to the transfers by the applicable Contributor contemplated under this Agreement but that are not payable by any person as a result of such Contributor’s exemption from the New York City real property transfer tax under Section 11-2106(b)(2) of the Administrative Code of the City of New York (the “Reimbursement Amount”, such amount together with the amount described in subsection (i) above in respect of all Contributed Interests in the aggregate, the “Total Consideration”). Notwithstanding any other provision of this Agreement, if all of the transfers of the Participation Interests (excluding the transfers hereunder by the Charitable Entities and the Helmsley Estate (to the extent applicable) and the transfers by non-accredited Participants and Participants who qualify for the exemption provided under Section 11-2106(b)(2) of the Administrative Code of the City of New York) in any REIT Contributing Entity are eligible for the reduced New York City transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York and are properly reported in a manner consistent with such eligibility, then the Reimbursement Amount with respect to the transfers of the Participation Interests in such REIT Contributing Entity shall be calculated (for all purposes of this Agreement) as if the transfers from the applicable Contributor were eligible for the reduced New York City real property transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York, and as if the consideration for such transfers was determined under Section 11-2102(e)(3) of the Administrative Code of the City of New York. Notwithstanding any other provision of this Agreement, if all such transfers of the Participating Interests in a REIT Contributing Entity are not eligible for the reduced New York City transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York, then the Reimbursement Amount shall be calculated (for all purposes of this Agreement) as if the transfers of the Participation Interests in such REIT Contributing Entity from the applicable Contributor were not eligible for the reduced New York City real property transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York, and as if the consideration for such transfers was determined under Section 11-2101(9) of the Administrative Code of the City of New York. In either case, the Reimbursement Amount shall be calculated taking into account Section 23-02, Consideration (2) of the Rules of the City of New York. In addition, notwithstanding any other provision of this Agreement, to the extent that the Helmsley Estate is a Contributor hereunder, the amount described under clause (ii) of this Section 1.3(a) with respect to the transfer by or caused by the Helmsley Estate shall not be paid by the Operating Partnership at the Closing, but rather such amount shall be paid by the Operating Partnership to the Helmsley Estate or its designee promptly after the expiration of the period of limitations with respect to the New York City real property transfer tax applicable to such transfer provided under Section 11-2116 of the Administrative Code of the City of New York. The Contributors agree that the Operating Partnership shall reasonably determine the manner in which the aggregate shares of OP Units, Class A Common Stock, Class B Common Stock and cash payable to the Contributors under clause (i) of the first sentence of this Section 1.3(a) or payable under Section 1.3(b) hereof shall be allocated among the Contributed Helmsley Entities and the Foundation, and each Contributor agrees that it shall treat the transactions contemplated by this Agreement in a manner consistent with such allocation for all purposes, provided that no such allocation shall result in any OP Units being issued to any Contributor other than the Helmsley Estate without the consent of the Helmsley Estate.

(b) In addition to the foregoing, in the event that the underwriters in the IPO exercise all or any portion of their option to purchase additional shares of Class A Common Stock, the applicable Contributor (as determined by the Helmsley Estate) or its designee shall be entitled to receive on each closing with respect to such exercise the proceeds from such exercise in an amount equal to the number of shares of Class A Common Stock sold pursuant to such option multiplied by the difference between the IPO Price and the Underwriting Discount in lieu of the OP Units such Contributor otherwise would have been entitled to receive, or, if such closing occurs following the Closing, in exchange for an equal number of shares of Class A Common Stock then held by such Contributor, in each case, as set forth in the applicable REIT Contributing Entity’s Contribution Agreement. No other Participant shall be entitled to receive any of such proceeds.

(c) No fractional OP Units or shares of Class A Common Stock shall be issued to a Contributor pursuant to this Agreement. If aggregating all OP Units or shares of Class A Common Stock that a Contributor would otherwise be entitled to receive as a result of the Consolidation Transaction would require the issuance of a fractional OP Unit or share of Class A Common Stock, in lieu of such fractional OP Unit or share of Class A Common Stock, the Contributor shall be entitled to receive one OP Unit or one share of Class A Common Stock for each fractional OP Unit or share of Class A Common Stock of 0.50 or greater. The Company will not issue an OP Unit or a share of Class A Common Stock for any fractional OP Unit or share of Class A Common Stock of less than 0.50.

(d) As soon as practicable following the determination of the price per share of Class A Common Stock in the IPO and prior to the Closing, all calculations relating to the Total Consideration shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon the Contributors.

(e) The parties acknowledge that the transfer pursuant to this Section 1.3 of (i) OP Units shall be evidenced by an amendment (the “Amendment”) to the OP Agreement admitting the Contributors receiving OP Units hereunder as limited partners of the Operating Partnership and (ii) the Class A Common Stock shall be evidenced through the electronic registration of such Class A Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”). Each Contributor that will receive OP Units shall be instructed to execute, in connection with its consent to the transactions contemplated by this Agreement, an agreement to become a party to and be bound by the OP Agreement. The Operating Partnership may withhold distribution of any OP Units to any Contributor until such Contributor executes an agreement to be become a party to and be bound by the OP Agreement.

(f) Each REIT Contributing Entity must distribute certain cash, if any, held on or prior to the Closing Date to its Participants (including the respective Contributed Helmsley Entity and the Foundation) in accordance with the provisions of the applicable Organizational Documents and the Contribution Agreement of such REIT Contributing Entity (together with Excluded Assets as defined in each REIT Contribution Agreement, the “Excluded Assets”). The Operating Partnership agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of the applicable REIT Contributing Entity or Participant therein, shall be deemed to constitute a part of the assets and liabilities contributed to the Operating Partnership, and that such assets and liabilities will be retained by such REIT Contributing Entity or such Participant at the Closing. The Operating Partnership agrees and acknowledges that (i) each such REIT Contributing Entity must transfer or distribute the Excluded Assets to its Participants (including the respective Contributed Helmsley Entity and the Foundation) at any time and from time to time prior to the Closing and after the Closing (in which case, the respective Contributed Helmsley Entity shall assign, or the Company shall cause each such Contributed Helmsley Entity to assign, to the applicable Contributor such Contributed Helmsley Entity’s portion of such distributions and the Company shall cause all amounts received by it, the Operating Partnership or any Subsidiary of the Company or the Operating Partnership from such distributions in respect of the Participation Interests contributed by the Foundation to be paid over to the Foundation) and (ii) the applicable Contributor shall be entitled to its respective share of any distributions (including distributions of Excluded Assets) made by each REIT Contributing Entity in respect of the Participation Interests contributed directly or indirectly by such Contributor.

Section 1.4 Tax Treatment.

(a) The parties intend and agree that the Contributions by the Contributors pursuant to the Consolidation Transaction, for U.S. federal income tax purposes, shall constitute an “assets over” partnership merger of the REIT Contributing Entity and the Operating Partnership within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) and, as a result, that (i) any distribution of cash and/or Class A Common Stock to a Contributor who receives solely cash and/or Class A Common Stock in respect of its Contributed Interest in the relevant REIT Contributing Entity shall be treated as a sale by such Contributor of its Contributed Interest in such REIT Contributing Entity and a purchase by the Operating Partnership of such Contributed Interest for the cash and/or Class A Common Stock received by such Contributor in accordance with Treasury Regulation Section 1.708-1(c)(4), (ii) any distribution of cash and/or Class A Common Stock to a Contributor who receives a combination of OP Units and cash and/or Class A Common Stock in respect of its Contributed Interest in the relevant REIT Contributing Entity shall be treated (a) as a reimbursement of capital expenditures under Treasury Regulation Section 1.707-4(d), to the extent that the amount of cash and/or the fair market value of such Class A Common Stock does not exceed such Contributor’s proportionate share of the capital expenditures of such REIT Contributing Entity to be specified on Schedule 1.9 (which shall be provided on or prior to the Closing Date) and (b) as a sale by such Contributor of its Participation Interest in the REIT Contributing Entity and a purchase by the Operating Partnership of such Contributed Interest in accordance with Treasury Regulation Section 1.708-1(c)(4), to the extent (if any) that the amount of cash and/or the fair market value of such Class A Common Stock exceeds such Contributor’s proportionate share of the capital expenditures of such REIT Contributing Entity as of the Closing Date as will be specified on a schedule to be provided on or prior to the Closing Date). At or prior to the Closing Date, the parties will agree to a revision of such schedule reflecting the capital expenditures that each REIT Contributing Entity will have incurred as of the Closing Date. Each such Contributor who accepts such cash and/or Class A Common Stock explicitly agrees to the treatment described in the preceding clauses (i) and (ii) as a condition to receiving such cash and/or Class A Common Stock. The portion of any transfer, assignment and exchange of Contributed Interests for OP Units by a Contributor effectuated pursuant to this Agreement shall constitute a “Capital Contribution” by the REIT Contributing Entity to the Operating Partnership pursuant to Article IV of the OP Agreement and is intended to be treated, for U.S. federal income tax purposes, as a contribution to a partnership pursuant to Section 721 of the Code.

(b) The Operating Partnership shall be entitled to deduct and withhold from any portion of the Total Consideration to be distributed to the Contributors such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign tax law; provided, that notice of such withholding is delivered to the Contributors in advance. To the extent that amounts are withheld by the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

Section 1.5 Helmsley Entity Consent. Simultaneously with the execution of this Agreement, each Helmsley Entity shall deliver its irrevocable consent (the “Helmsley Consent”) to (a) the Consolidation Transaction, including an Alternate Transaction and (b) a third-party portfolio sale proposal (“Portfolio Sale”) (each as more fully described in the Consent Solicitations) in respect of the REIT Contributing Entity in which it holds a Participation Interest.

Section 1.6 Term of Agreement. If the Closing does not occur by December 31, 2014 (the “Termination Date”), or such earlier time as the Company determines not to proceed with the IPO, this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or any Helmsley Group Member shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2

CLOSING

Section 2.1 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The obligations of each party to effect the transactions with respect to each Contribution of a Contributed Interest contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions with respect to such Contribution contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

(ii) The IPO Closing shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock and OP Units shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party; and

(iii) With respect to each REIT Contributing Entity in which a Contributor owns (directly or indirectly) a Participation Interest, the closing of such REIT Contributing Entity’s participation in the Consolidation Transaction pursuant to its Contribution Agreement shall have occurred.

(b) Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect a Contribution transaction of a Contributed Interest contemplated hereby shall be subject to the satisfaction or waiver of the following conditions with respect to such Contributed Interest (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership with respect to such Contribution and that, without limiting any Helmsley Group Member’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of such Helmsley Group Member):

(i) The representations and warranties of the Helmsley Group Members contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Each Helmsley Group Member shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Each Helmsley Group Member shall have executed and delivered to the Company the documents required to be delivered by it pursuant to Sections 2.3 and 2.4 hereof.

Any or all of the foregoing conditions may be waived by the Operating Partnership on behalf of itself and the Company in its sole and absolute discretion.

(c) Conditions to Obligations of the Helmsley Group Members. The obligations of each Helmsley Group Member to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of such entities and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i) The representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) The Company and the Operating Partnership each shall have executed and delivered to the Helmsley Group Members the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2 Time and Place; Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.6, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the New York offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing are the following:

(a) The Amendment or other evidence of the transfer of OP Units to the Contributors and evidence of the DTC Registered REIT Stock, which shall bear the legend set forth in the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing in substantially the form attached as Exhibit B (the “Articles”) or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge, which restrictions shall be substantially the same as those set forth in the Articles;

(b) Any other documents that are in the possession of a Contributor or which can be obtained through such Contributor’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership and are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests directly, free and clear of all Liens and effectuate the transactions contemplated hereby;

(c) The Operating Partnership and the Company on the one hand and the Helmsley Group Members on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership, limited liability company or other actions, as applicable, authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by a Helmsley Group Member) and any Helmsley Group Member (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(d) The Operating Partnership and the Company on the one hand and the Helmsley Group Members on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(e) The Contributors shall each provide the Operating Partnership with a certificate of non-foreign status that complies in form and in substance with Treasury Regulation Section 1.1445-2(b); and

(f) Any applicable books, records and Organizational Documents relating to each Contributed Helmsley Entity that are in the possession of each Contributed Helmsley Entity or the applicable Contributor or which can be obtained through such entities’ reasonable efforts.

Section 2.4 IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, the legal documents and other items to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement, which IPO Closing Documents and other items are the following:

(a) The Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”); and

(b) The Lock-up Agreement, substantially in the form attached hereto as Exhibit D.

Section 2.5 [Intentionally Omitted.]

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to the Helmsley Group Members as set forth below in this Section 3.1, which representations and warranties are true and correct as of the Effective Date (or such other date specifically set forth below):

(a) Organization; Authority.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document listed on Schedule 1 (the “Transaction Documents”) to which it is a party, and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each Transaction Document to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each Transaction Document executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Helmsley Group Members made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to make, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as contemplated in the Registration Rights Agreement.

(d) No Violation. None of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) OP Units and Class A Common Stock. The OP Units and Class A Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Company or the Operating Partnership, as applicable, and when issued against the consideration therefor, will be validly issued by the Company or the Operating Partnership, respectively, (ii) fully paid and non-assessable with respect to the Class A Common Stock, (iii) not subject to preemptive or similar rights created by statute or any agreement to which the Company or the Operating Partnership is a party or by which it is bound and (iv) free and clear of all Liens created by the Company or the Operating Partnership (other than Liens created by the Articles or the OP Agreement).

(f) No Broker. None of the Company, the Operating Partnership, any of their Subsidiaries, or any of their officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of any Helmsley Group Member or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement or engaged in any general solicitation within the meaning of Rule 502 under the Act.

(g) Taxes.

(i) At the effective time of the IPO and the Closing, the Company shall be organized in a manner so as to qualify for taxation as a real estate investment trust pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii) At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(h) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2 Representations and Warranties of the Helmsley Group Members. Each Helmsley Entity and Contributed Helmsley Entity severally and not jointly hereby represents and warrants as to itself and not as to any other Helmsley Group Member and each of the Helmsley Estate and the Contributing Trust jointly and severally hereby represents and warrants as to itself to the Company and the Operating Partnership as set forth below in this Section 3.2, which representations and warranties are true and correct as of the Effective Date (or such other date specifically set forth below):

(a) Organization; Authority. The Contributing Trust is a tax exempt charitable entity organized as a charitable trust duly formed and validly existing and in good standing under the Laws of New York. Each Contributed Helmsley Entity is a limited liability company duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and, in each case, has all requisite power and authority to enter into this Agreement and each Transaction Document and to carry out the transactions contemplated hereby and thereby. Each Contributed Helmsley Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary. None of the Contributed Helmsley Entities has any Subsidiaries.

(b) Due Authorization. The execution, delivery and performance by such Helmsley Group Member of this Agreement and each Transaction Document to which it is a party has been duly and validly authorized by all necessary actions required of such entity. This Agreement and each Transaction Document executed and delivered by or on behalf of such Helmsley Group Member constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Helmsley Group Member, each enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Litigation. Except for litigation relating to the REIT Contributing Entities or the assets held thereby, there is no action, suit or proceeding pending or, to the knowledge of the Helmsley Estate or the Contributing Trust, threatened against or involving any Contributed Helmsley Entity or any Contributor relating to any Contributed Interest. There is no outstanding order, writ, injunction or decree of any Governmental Authority against such Helmsley Group Member relating to or affecting all or any portion of the Contributed Interests that would materially impair such Helmsley Group Member’s ability to execute, deliver or perform its obligations under this Agreement.

(d) Compliance with Laws. Each Contributed Helmsley Entity has conducted its business in compliance in all material resects with all applicable Laws. None of the Helmsley Estate or the Contributing Trust has knowledge of, or has been informed in writing of, any continuing material violation of any Laws relating to the conduct of the business of any of the Contributed Helmsley Entities or the commencement of any investigation respecting any such possible violation.

(e) Ownership of Contributed Interests. As of the Closing, (i) the Helmsley Estate or, if not the Helmsley Estate, the Contributing Trust will be the record and beneficial owner of all of the outstanding membership interests of the Contributed Helmsley Entities or, to the extent the Contributing Trust is not the record and beneficial owner (as contemplated by Section 4.1(b)), a wholly-owned subsidiary of the Helmsley Estate will be the record owner of such interest [and the Contributing Trust will be the beneficial owner of such interest as the sole beneficiary of the Helmsley Estate] and (ii) all of the Participation Interests set forth on Exhibit A will be owned beneficially and of record by the Helmsley Estate, the Contributing Trust, a Helmsley Entity or a Contributed Helmsley Entity. Each Helmsley Entity is the record and beneficial owner of the Participation Interests in each respective REIT Contributing Entity as set forth on Exhibit A as of the Effective Date, and the applicable Contributor will have the power and authority on the Closing Date to transfer, sell, assign and convey to the Company, the Operating Partnership or any of their Subsidiaries, as applicable, the Contributed Interests free and clear of any Liens and, upon delivery of the Total Consideration for such Contributed Interests as provided herein, the Company, the Operating Partnership or such Subsidiary, as applicable, will acquire good and valid title thereto, free and clear of any Liens. The Participation Interests set forth on Exhibit A constitute all of the Participation Interests owned directly or indirectly by any Helmsley Group Member or their controlled Affiliates. Except as provided for or contemplated by this Agreement, as of the Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (A) relating to the Contributed Interests or the Participation Interests set forth on Exhibit A or (B) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Contributed Interests or Participation Interests set forth on Exhibit A or any securities or obligations of any kind convertible into any of the interests which comprise such Contributed Interests and such Participation Interests. As of the Closing, all of the issued and outstanding membership interests in each Contributed Helmsley Entity has been duly authorized and is validly issued.

(f) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, no Consent is required to be obtained by such Helmsley Group Member in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which such Helmsley Group Member is a party and the transactions contemplated hereby or thereby, except for those Consents (i) the failure of which to obtain or to make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Contributors to effect the Contributions required hereby or (ii) that will have been obtained or made on or prior to the Closing Date.

(g) No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by such Helmsley Group Member of this Agreement or any other agreement or document contemplated by this Agreement to which such entity is a party, or any agreement or transaction contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of any such entity, (ii) any material agreement, document or instrument to which such Helmsley Group Member or any of their respective assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on any such entity.

(h) Taxes.

(i) (A) Each of the Contributed Helmsley Entities is and has been since its formation treated as an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes and (B) none of the Contributed Helmsley Entities has received written notice from any Governmental Authority responsible for the assessment or collection of Tax challenging the treatment described in clause (A).

(ii) (A) All material Tax returns and reports in respect of taxes required to be filed by or on behalf of the Contributed Helmsley Entities have been timely filed (taking into account valid extensions) and are true correct and complete in all material respects, (B) all material Taxes required to be paid by Supervisory Management Corp. and the Contributed Helmsley Entities or with respect to income attributable to the Participation Interests owned by the Supervisory Management Corp. and Contributed

Helmsley Entities have been timely (taking into account valid extensions) and properly paid (other than Taxes being contested in good faith and by appropriate proceedings) and (C) except as set forth in Schedule 3.2(h)(ii)(C) of this Agreement, there are no pending, or to the knowledge of the Helmsley Estate or the Contributing Trust, threatened (in writing) actions or proceedings for the assessment or collection of Taxes against Supervisory Management Corp. or the Contributed Helmsley Entities.

(iii) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable and for Taxes being contested in good faith and by appropriate proceedings) upon any Contributed Interests of the Contributors. Each of the Charitable Entities qualifies for the exemption from the New York City real property transfer tax described in Section 11-2106(b)(2) of the Administrative Code of the City of New York with respect to the transfers contemplated by this Agreement.

(i) Non-Foreign Status. None of the Contributors (or if any of the foregoing is a disregarded entity within the meaning of Section 1.1445-2(d)(iii), its sole owner for such purposes) is a foreign person within the meaning of Section 1445 of the Code.

(j) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to any Contributor or any Contributed Helmsley Entity.

(k) Investment.

(i) Each Contributor is acquiring Class A Common Stock solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and with a view to, or for offer or sale in connection with, any distribution thereof in violation of U.S. federal securities laws. Each Contributor agrees and acknowledges that it may not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Class A Common Stock, unless (i) the Transfer is pursuant to an effective registration statement under the Act (or an exemption from such registration in accordance with clause (ii) below) and qualification or other compliance under applicable blue sky or state securities laws, (ii) if requested by the Company, counsel for the transferor (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and (iii) the Transfer otherwise is permitted by the Articles.

(ii) Each Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by U.S. federal securities laws. Each Contributor is able to bear the economic risk of holding the Class A Common Stock for an indefinite period and is able to afford the complete loss of its investment in the Class A Common Stock. Each Contributor has received and reviewed all information and documents about or pertaining to the issuance of the Class A Common Stock as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company, the Operating Partnership and the business and prospects of the Company and the Operating Partnership which the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Class A Common Stock; and each Contributor understands and has taken cognizance of all risk factors related to the purchase of the Class A Common Stock set forth in the applicable Consent Solicitations. The Contributor is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Company or the Operating Partnership or any of the Company’s or the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(l) Holding Period. Each Contributor acknowledges that it has been advised that the shares of Common Stock and OP Units issued pursuant to this Agreement are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable U.S. federal securities laws and may be Transferred only in accordance with Section 3.2(k)(i) and such Contributor understands that the Company has no obligation or intention to register any shares of Class A Common Stock, except to the extent set forth in the Registration Rights Agreement.

(m) Accredited Investor. At the time of her death, Leona M. Helmsley would have qualified as an “accredited investor” under the Act as such term is defined on the date hereof. As of the date hereof, the Helmsley Estate has total assets in excess of $5,000,000 and its investment decisions are made by one or more persons who possess such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Company. Each Charitable Entity and each Helmsley Entity is an “accredited investor” under the Act. Each Charitable Entity and each Helmsley Entity previously has provided the Operating Partnership and the Company with an Accredited Investor Questionnaire duly executed by such entity. No event or circumstance has occurred since delivery of such Questionnaire to make the statements contained therein false or misleading.

(n) Limited Activities. Each Contributed Helmsley Entity is a single purpose entity formed solely to own the Participation Interests in its respective REIT Contributing Entity and such Contributed Helmsley Entity has not engaged in any business or other activities, except in connection with ownership of its Participation Interests in a REIT Contributing Entity. Each Contributed Helmsley Entity’s sole asset is its Participation Interest in a REIT Contributing Entity. None of the Contributed Helmsley Entities has incurred any liabilities or any other obligations of any nature whatsoever, except liabilities or other obligations as a Participant in the REIT Contributing Entities.

(o) No Broker. Such Helmsley Group Member has not, nor, to the knowledge of the Contributing Trust or the Helmsley Estate, any of such Helmsley Group Member’s members, managing members, partners, general partners, directors, officers or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement; provided, however, that if a finder’s fee, brokerage fee, commission or similar payment is due from any of the foregoing in respect of the transactions contemplated by this Agreement to any broker, finder or similar agent or any Person or firm, such fee, commission or payment due will not be the obligation of the Company, the Operating Partnership or any of their Affiliates.

(p) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.2, none of the Helmsley Group Members shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.3 Survival of Representations and Warranties. Except as otherwise provided, all representations and warranties contained in Section 3.2 or in any certificate or affidavit delivered by a Helmsley Group Member pursuant to the Agreement shall survive until the first anniversary of the Closing; provided, however, that:

(a) the representations and warranties in Sections 3.2(h) and (i) shall survive until 60 days after the expiration of the relevant period of limitations with respect to any Taxes to which such representations pertain, and

(b) the representations and warranties in Sections 3.2(a), (b), (e), (g) and (o) shall survive the Closing.

ARTICLE 4

COVENANTS

Section 4.1 Covenants of the Helmsley Group Members.

(a) From the Effective Date through the Closing, and except as contemplated by this Agreement, the applicable Helmsley Group Member will not, without the prior written consent of the Operating Partnership, which consent will not be unreasonably withheld, conditioned or delayed:

(i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Contributed Interests;

(ii) Pledge, hypothecate or encumber all or any portion of the Contributed Interests;

(iii) Cause or take any action that would render any of the representations or warranties set forth in Section 3.2 untrue in any material respect;

(iv) Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(v) Amend the Organizational Documents of the Contributed Helmsley Entities;

(vi) Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization that would prevent the transfer the Contributed Interests pursuant to this Agreement; and

(vii) With respect to the Contributed Helmsley Entities only, make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity agreement, Tax sharing agreement, Tax protection agreement, Tax allocation agreement or similar contract or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

(b) The Helmsley Estate acknowledges that it intends to cause the transfer, on or prior to the Closing Date, of a portion of the interests beneficially owned by it in each Contributed Helmsley Entity to the Contributing Trust, and to the extent such transfers to the Contributing Trust have not been consummated or are not effective as of the Closing, the Helmsley Estate agrees it shall, with respect to any Contributed Helmsley Entity not so transferred to the Contributing Trust (i) remain bound by and perform all obligations of the Helmsley Estate under all agreements to which it is a party or is otherwise bound relating to the Consolidation Transaction in respect of such Contributed Helmsley Entity and the related Contributed Interests and the Participation Interests held by such Contributed Helmsley Entity and (ii) perform all obligations that the Contributing Trust would have been required to perform hereunder if such Contributed Helmsley Entity had been transferred to the Contributing Trust.

(c) Each Helmsley Group Member (other than the Helmsley Estate) agrees to assume the rights and obligations of the Helmsley Estate and any of its Affiliates that are not Helmsley Group Members under each agreement to which the Helmsley Estate or any such Affiliate is a party or is otherwise bound that was executed prior to the date hereof in connection with the Consolidation Transaction or directly relating to a REIT Contributing Entity in which a Helmsley Entity or a Contributed Helmsley Entity is a Participant to the extent required to carryout the purposes and intent of this Agreement and the transactions contemplated by this Agreement.

(d) The Helmsley Estate, directly or indirectly, shall cause each Contributed Helmsley Entity to perform all of the obligations required to be performed by such Contributed Helmsley Entity under this Agreement. To the extent the Helmsley Estate does not have the power to do so but the Contributing Trust does have such power, the Contributing Trust, directly or indirectly, shall cause each Contributed Helmsley Entity to perform all of the obligations required to be performed by such Contributed Helmsley Entity under this Agreement.

(e) The Contributors shall prepare and file all material transfer tax returns required to be filed with respect to the transfers contemplated by this Agreement and in connection therewith, take any actions reasonably necessary to claim an exemption from the New York City real property transfer tax under Section 11-2106(b)(2) of the Administrative Code of the City of New York. At least fifteen (15) days before the Closing, the Contributors shall provide the Operating Partnership a draft of such returns and shall consider in good faith all comments that are reasonably made by the Company or the Operating Partnership. The Contributors shall reasonably cooperate with the Company and the Operating Partnership in the preparation and filing of all transfer tax and other tax returns relating to the Consolidation Transaction, including, without limitation, (i) providing the Company and the Operating Partnership with any requested information that is reasonably required in order prepare and file such returns and (ii) signing and jointly filing any transfer tax returns with the Operating Partnership or any Subsidiary as required by law.

(f) If a finder’s fee, brokerage fee, commission or similar payment is due to a broker, finder or similar agent or any Person or firm as a result of an agreement with a Helmsley Group Member or a member, managing member, partner, general partner, director, officer or employee of such Helmsley Group Member that results in the payment of such obligation by the Company, the Operating Partnership or any of their Affiliates, such fee will be reimbursed by the applicable Contributor.

Section 4.2 Indemnification. (a) From and after the Closing, the Contributors shall indemnify and hold harmless, without duplication, the Company, the Operating Partnership and any of their Subsidiaries from and against any Losses, including without limitation, Taxes due and penalties and interest accrued thereon, arising out of, relating to or in connection with (i) any material breach by a Helmsley Group Member of any representation or warranty contained in Section 3.2, (ii) any material breach by a Helmsley Group Member of any covenant contained in this Agreement (iii) the ownership of the Participation Interests, the conduct of the business of any Contributed Helmsley Entity or any other facts or circumstances relating to any Contributed Helmsley Entity arising during any period occurring prior to the Closing Date and (iv) any transfer taxes described in Section 1.3(a)(ii) required to be paid by the Operating Partnership due to (A) the failure of the transfers by the Charitable Entities to qualify for the exemption from the New York City real property transfer tax described in Section 11-2106(b)(2) of the Administrative Code of the City of New York or (B) any action or inaction of the Charitable Entities, the Helmsley Estate or any Contributed Helmsley Entity; provided that, in the case of clause (iv) above, in no event shall such amount exceed the Reimbursement Amount previously paid to the Charitable Entities under Section 1.3(a)(ii) hereof increased by any interest and penalties on such transfer taxes (provided that, if the Reimbursement Amount was calculated as if the transfers from the applicable Contributor were eligible for the reduced New York City real property transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York, and as if the consideration for such transfers was determined under Section 11-2102(e)(3) of the Administrative Code of the City of New York, then the amount of any such interest and penalties shall be determined assuming that the transfers from the applicable Charitable Entity were eligible for the reduced New York City real property transfer tax rate described in Section 11-2102(e) of the Administrative Code of the City of New York, and the consideration for such transfers was determined under Section 2102(e)(3) of the Administrative Code of the City of New York, and taking into account Section 23-02, Consideration (2) of the Rules of the City of New York); provided further, that this clause (iv) above shall be the exclusive provision under this Section 4.2(a) addressing the indemnification relating to transfer taxes.

(b) The Operating Partnership and its Subsidiaries shall indemnify and hold harmless the Charitable Entities and the Helmsley Estate for any New York City real property transfer tax and New York State real estate transfer tax (in each case, including any interest, penalties and similar additions thereto) due with respect to the transfers by the Contributors contemplated under this Agreement to the extent that any such transfer taxes are paid by the Charitable Entities or the Helmsley Estate, except to the extent that any Charitable Entity would be required to make a payment to the Operating Partnership or any of its Subsidiaries with respect to any such taxes under Section 4.2(a)(iv) if such taxes were paid by the Operating Partnership or any of its Subsidiaries.

Section 4.3 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and each Helmsley Group Member covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Defined Terms.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Articles	2.3(a)
Class A Common Stock	Recital B
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Common Stock	Recital B
Company	Preamble
Consent	3.1(c)
Consent Solicitation	Recital A
Consolidation Transaction	Recital A
Contributed Helmsley Entity	Recital D

TERM	SECTION
Contributed Interests	Recital E
Contributing Trust	Preamble
Contributions	Recital E
Contribution Agreement	Recital A
DTC Registered REIT Stock	1.3(e)
Effective Date	Preamble
Excluded Asset	1.3(f)
Foundation	Preamble
Helmsley Consent	1.5
Helmsley Entities	Preamble
Helmsley Estate	Preamble
IPO	Recital A
IPO Closing	2.2
Management Company	Recital A
OP Units	Recital B
Operating Partnership	Preamble
Option Transaction	Recital A
Optional Contributing Entities	Recital A
Participant	Recital B
Portfolio Sale	1.5
REIT Contributing Entities	Recital A
Registration Rights Agreement	2.4(a)
Side Letters	5.4
Supervisory LLC	Recital D
Termination Date	1.6
Total Consideration	1.3(a)
Transaction Documents	3.1(a)(i)
Transfer	3.2(k)(i)

(b) For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means Securities Act of 1933, as amended.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Consolidation Transaction as either (A) a merger of a REIT Contributing Entity or a Subsidiary with and into either the Company or a wholly-owned subsidiary of the Company or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of a wholly-owned subsidiary of either the Company or the Operating Partnership with and into a REIT Contributing Entity or a Subsidiary, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to its Participants (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire a REIT Contributing Entity or all of its assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to the Company, the Operating Partnership and such REIT Contributing Entity’s Participants are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and its Participants pursuant to each REIT Contributing Entity’s Contribution Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Charitable Entities” means the Contributing Trust and the Foundation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees formed in connection with the transactions contemplated hereby, in each case consisting of representatives of the Supervisor and the Helmsley Estate, each of which has such powers and authority as the parties agree and all actions of which shall require unanimous approval.

“Contributors” means each of the Charitable Entities and the Helmsley Estate.

“Foundation” means the The Leona and Harry B. Helmsley Foundation, Inc.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Helmsley Group Member” means each Helmsley Entity, each Contributed Helmsley Entity, the Helmsley Estate and the Contributing Trust.

“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds.

“Material Adverse Effect” means, a material adverse effect on the Company, the Operating Partnership and their Subsidiaries and their properties taken as a whole, after giving effect to the Consolidation Transaction and the IPO.

“OP Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Closing.

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in a REIT Contributing Entity, as applicable and, to the extent a limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of the Company or the Operating Partnership, as applicable, unless the context otherwise requires.

“Supervisor” means Malkin Holdings LLC or any of it Affiliates, in such Person’s capacity as the supervisor of certain of the REIT Contributing Entities, as applicable.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, transfer, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to taxes with respect thereto.

Section 5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

To a Helmsley Group Member:

c/o Helmsley Enterprises, Inc.

230 Park Ave

Ste 659

New York, NY 10169

Phone – (212) 679-3600

Fax – (212) 867-7570

Attn: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Phone: (212) 735-2600

Facsimile: (917) 777-2600

Attn: Benjamin F. Needell, Esq.

Section 5.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 5.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents.

This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto and the Subsidiaries of the Company or the Operating Partnership in respect of Section 4.2 hereof. Nothing herein shall be deemed to affect the rights of Malkin Holdings LLC, the Helmsley Estate or any Affiliate of the Helmsley Estate pursuant to (a) that certain side letter agreement, of even date herewith, between Malkin Holdings LLC and the Helmsley Estate in respect of the Committee, and that certain side letter agreement, dated January 14, 2011, between Malkin Holdings and the Helmsley Estate affiliates party thereto relating to actions to be taken in connection with the Consolidation Transaction (collectively, the “Side Letters”), and in the event of a conflict between either Side Letter agreement and this Agreement the terms of such Side Letter shall control and (b) the Helmsley Consent.

Section 5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 5.6 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 5.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) the Operating Partnership may designate assignees pursuant to Section 1.2 and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership and (b) the Helmsley Estate may transfer or cause the transfer of any of the equity interests in any Helmsley Entity or any Participation Interest held by a Helmsley Entity to an Affiliate of the Helmsley Estate; provided that any such transferee shall be deemed a “Helmsley Entity”, and, to the extent not already a party hereto, shall execute an agreement to become a party to and be bound by the this Agreement, and to the extent such transferee is contributed to the Company, the Operating Partnership or any Subsidiary of the Company or the Operating Partnership as contemplated hereby shall constitute a “Contributed Helmsley Entity” for purposes of this Agreement, and shall have all of the rights and obligations in respect of a Helmsley Entity or a Contributed Helmsley Entity, as applicable, except as otherwise agreed by the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

Section 5.8 Jurisdiction. The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 5.9 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 5.10 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 5.11 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 5.12 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.13 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any shareholder, managing member, member, general partner, trustee, executor, director, officer or employee of any Helmsley Group Member, the Supervisor, the Company or the Operating Partnership, to the extent applicable, in their capacities as such.

Section 5.14 Changes to Form Agreements. Each Contributor agrees and confirms that the terms of the Class A Common Stock and the Consent Solicitation are not final and may be modified depending on the prevailing market conditions at the time of the IPO. In addition, each applicable Helmsley Group Member acknowledges that (a) the information presented in the Consent Solicitation for the REIT Contributing Entity in which it directly or indirectly owns Participation Interests and the attachments thereto will be preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the IPO price and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (c) the Consolidation Transactions may be consummated even if less than all of the REIT Contributing Entities participate in the Consolidation Transactions, provided that the Empire State Building Associates L.L.C. and Empire State Building Company L.L.C. must participate in the Consolidation Transactions, (d) the participation of each Contributed Helmsley Entity in the Consolidation Transactions is not conditioned on the participation of any other Contributed Helmsley Entity, (e) there is likely to be an extended period of time before the Consolidation Transactions are completed and the terms of the Consolidation Transactions as described in the Consent Solicitation, including the exchange values of each REIT Contributing Entity, may be significantly different than described in such documents existing as of the date hereof and (f) notwithstanding the foregoing differences, this Agreement will be binding.

Section 5.15 Further Assurances. The Helmsley Group Members, on the one hand, and the Company and the Operating Partnership, on the other hand, shall promptly take any and all such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby, including the transfer of the Contributed Interests to the Company, the Operating Partnership or a Subsidiary, as the case may be, as contemplated hereby.

Section 5.16 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors.

Section 5.17 Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 5.18 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit any Contributed Helmsley Entity to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended and Restated Contribution Agreement as of the date first written above.

COMPANY

EMPIRE STATE REALTY TRUST, INC.

By:
Name:
Title:

OPERATING PARTNERSHIP

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

HELMSLEY ENTITIES

LMH 1333 LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH EQUITIES LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH 1350 LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH MARLBORO LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH EBC, LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH LINCOLN LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

LMH FISK LLC
By: Helmsley Enterprises, Inc., as non-member manager

By:
Name:	Harold A. Meriam
Title:	Senior Vice President

SUPERVISORY MANAGEMENT CORP.

By:
Name:	Harold A. Meriam
Title:	Vice President

HARRY AND LEONA HELMSLEY FOUNDATION, INC.

By:
Name:
Title:

CONTRIBUTING TRUST

THE LEONA M. AND HARRY B. HELMSLEY CHARITABLE TRUST

By:
Name:
Title:

By:
Name:
Title:

HELMSLEY ESTATE

ESTATE OF LEONA M. HELMSLEY

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

Helmsley Entities (LLCs)	REIT Contributing Entity	Participation Interest Owned by Helmsley Entity in REIT Contributing Entity
LMH 1333 LLC	1333 Broadway Associates L.L.C.	50% of membership interests
LMH Equities LLC* and LMH 1350 LLC	1350 Broadway Associates L.L.C.	65% of participation interests in one 50% group
LMH Marlboro LLC	Marlboro Building Associates L.L.C.	6.666666% of participation interests in one 16.667% group
LMH EBC, LLC	Empire State Building Company L.L.C.	63.75% of membership interests
LMH Lincoln LLC	Lincoln Building Associates L.L.C.	30% of membership interests
LMH Fisk LLC	Fisk Building Associates L.L.C.	35% of membership interests

Helmsley Entities (Corporations)	REIT Contributing Entity	Participation Interest Owned by Helmsley Entity in REIT Contributing Entity
Supervisory Management Corp.	501 Seventh Avenue Associates L.L.C.	59.375% of membership interests

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

ARTICLES

EXHIBIT C

TO

CONTRIBUTION AGREEMENT

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

FORM OF LOCK-UP AGREEMENT

SCHEDULE 1

TO

CONTRIBUTION AGREEMENT

TRANSACTION DOCUMENTS

Closing Documents (as defined in Section 2.3)

Helmsley Consents

Side Letters

Registration Rights Agreement

Lock-up Agreement

Contribution Agreements

Merger Agreements with Management Companies

Option Agreements with Optional Contributing Entities

SCHEDULE 3.2(h)(ii)(C)

TO

CONTRIBUTION AGREEMENT

Supervisory Management Corp. - New York City Hotel Room Occupancy Tax audit underway for the period 3/1/09-5/31/11.